As filed with the Securities and Exchange Commission on January 7, 2010
Registration No. 333-_____

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

NIKE, INC.
(Exact name of registrant as specified in its charter)

OREGON                                                                                                                                             93-0584541
(State or other jurisdiction                                                                                                                                     (IRS Employer
of incorporation or organization)                                                                                                                                  Identification No.)

One Bowerman Drive
Beaverton, Oregon                                                                                                                                        97005-6453
(Address of Principal                                                                                                                                               (Zip Code)
Executive Offices)

NIKE, Inc.
Employee Stock Purchase Plan
(Full title of plan)

John F. Coburn III
Secretary & Global Governance Counsel
NIKE, Inc.
One Bowerman Drive
Beaverton, Oregon  97005-6453
(Name and address of agent for service)

Telephone number, including area code, of agent for service:  (503) 671-6453

Copy to:

Stuart Chestler
Stoel Rives LLP
900 SW Fifth Avenue, Suite 2600
Portland, Oregon 97204-1268

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☒                                                                                                                                Accelerated filer  ☐
Non-accelerated filer  ☐  (Do not check if a smaller reporting company)                                                                                                                          Smaller reporting company  ☐

CALCULATION OF REGISTRATION FEE
_____________________________________________________________________________

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Class B Common Stock, no par value	4,000,000 Shares	$65.60	$262,400,000	$24,104

_____________________________________________________________________________

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933.  The calculation of the registration fee for the shares is based on $65.60, which was the average of the high and low prices of the Class B Common Stock on January 4, 2010, as reported in The Wall Street Journal for New York Stock Exchange issues.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents By Reference.

The following documents filed by NIKE, Inc. (the “Company”) with the Securities and Exchange Commission are incorporated herein by reference:

(a)           The Company’s latest annual report filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933 that contains audited consolidated financial statements for the Company’s latest fiscal year for which such statements have been filed.

(b)           All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the annual report or prospectus referred to in (a) above.

(c)           The description of the authorized capital stock of the Company contained in the Company’s registration statement filed under Section 12 of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating the description.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a) and (c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

Item 4.  Description of Securities.

Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

Not Applicable.

Item 6.  Indemnification of Directors and Officers.

Under the Oregon Business Corporation Act (the “Oregon Act”), the Company’s Restated Articles of Incorporation as amended September 23, 2005 (the “Articles”) and the Company’s Third Restated Bylaws as amended February 15, 2007 (the “Bylaws”), the Company has broad powers to indemnify directors and officers against liabilities that they may incur in such capacities.

The Oregon Act authorizes the indemnification of an individual made a party to a proceeding because the individual is or was an officer or director against certain liability incurred in the proceeding if:

(a)           the conduct of the individual was in good faith;

(b)           the individual reasonably believed that his or her conduct was in the best interests of the corporation or at least not opposed to its best interests;

(c)           in the case of any criminal proceeding, the individual had no reasonable cause to believe his or her conduct was unlawful;

(d)           in the case of any proceeding by or in the right of the corporation, the individual was not adjudged liable to the corporation; and

(e)           in connection with any proceeding (other than a proceeding by or in the right of the corporation) charging improper personal benefit to the individual, the individual was not adjudged liable on the basis that he or she improperly received personal benefit.

The Oregon Act also authorizes a court to order indemnification, whether or not the above standards of conduct have been met, if the court determines that the officer or director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances.  In addition, the Oregon Act provides that the indemnification described above is not exclusive of any other rights to which officers or directors may be entitled under the corporation’s articles of incorporation or bylaws, or under any agreement, action of its board of directors, vote of shareholders or otherwise.

Paragraph A of Article VIII of the Articles authorizes, but does not require, the Company to indemnify its officers and directors to the fullest extent not prohibited by law against liability incurred in serving the Company.  Article IX of the Bylaws requires the Company to indemnify its directors and officers to the fullest extent not prohibited by law against liability incurred in serving the Company.

The Oregon Act also authorizes a corporation to include in its articles of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for conduct as a director, except that such a provision cannot affect the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any unlawful corporate distribution as defined in the Oregon Act or (iv) for any transaction from which the director derived an improper personal benefit.

Paragraph B of Article VIII of the Articles and Article X of the Bylaws provide that the liability of the Company’s directors to the Company or its shareholders for monetary damages for conduct as a director is limited to the fullest extent not prohibited by law.

In addition to the indemnification and exculpation provided by the Articles and Bylaws, the Company has entered into an indemnity agreement with each of its directors and officers.  The indemnity agreements require the Company to provide indemnification, to the fullest extend not prohibited by law, for all liability (including attorney fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by the director or officer in connection with any actual or threatened proceeding (including, to the extent not prohibited by law, any derivative action) by reason of the fact that the person is or was serving as a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including an employee benefit plan.

The Company maintains directors’ and officers’ liability insurance under which the Company’s directors and officers are insured against loss (as defined) as a result of claims brought against them alleging breach of duty, neglect, error or misstatement while acting in such capacities.

Item 7.  Exemption From Registration Claimed.

Not Applicable.

Item 8.  Exhibits.

4.1	Restated Articles of Incorporation, as amended. Incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 2005.

4.2	Third Restated Bylaws, as amended. Incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed February 20, 2007.

5.1	Opinion of Counsel.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Counsel (included in Exhibit 5.1).

24.1	Powers of Attorney.

Item 9.  Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)           Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)           Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)           The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)           Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beaverton, State of Oregon, on January 7, 2010.

NIKE, INC.

By      /s/  John F. Coburn III
   John F. Coburn III
   Secretary & Global Governance Counsel

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on January 7, 2010.

Signature                                                                                            Title

(1) Principal Executive Officer:

/s/ Mark G. Parker	President, Chief Executive
Mark G. Parker	Officer and Director

(2) Principal Financial Officer:

/s/ Donald W. Blair	Chief Financial Officer
Donald W. Blair

(3) Principal Accounting Officer:

/s/ Bernard F. Pliska	Corporate Controller
Bernard F. Pliska

(4) Directors:

* JOHN G. CONNORS	Director
John G. Connors
* JILL K. CONWAY	Director
Jill K. Conway
* TIMOTHY D. COOK	Director
Timothy D. Cook
* RALPH D. DeNUNZIO	Director
Ralph D. DeNunzio
* ALAN B. GRAF, JR.	Director
Alan B. Graf, Jr.
* DOUGLAS G. HOUSER	Director
Douglas G. Houser
* PHILIP H. KNIGHT	Director
Philip H. Knight
* JOHN C. LECHLEITER	Director
John C. Lechleiter
* JONATHAN A. RODGERS	Director
Jonathan A. Rodgers
* ORIN C. SMITH	Director
Orin C. Smith
* JOHN R. THOMPSON, JR.	Director
John R. Thompson, Jr.
* PHYLLIS M. WISE	Director
Phyllis M. Wise
*By: /s/ John F. Coburn III
John F. Coburn III, Attorney-in-Fact

                                                                                         II-5

EXHIBIT INDEX

Exhibit Number	Document Description
4.1	Restated Articles of Incorporation of the Company, as amended. Incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 2005.
4.2	Third Restated Bylaws of the Company, as amended. Incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed February 20, 2007.
5.1	Opinion of Counsel.
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Counsel (included in Exhibit 5.1).
24.1	Powers of Attorney.